Exhibit 99.1
(Logo Omitted)
Teledyne Technologies Incorporated
1049 Camino Dos Rios
Thousand Oaks, CA 91360-2362
NewsRelease
TELEDYNE TECHNOLOGIES REPORTS
THIRD QUARTER RESULTS
THOUSAND OAKS, Calif. – October 23, 2008 – Teledyne Technologies Incorporated (NYSE:TDY)
•	Revenue increased 21.7% to $497.6 million compared with last year

•	Income before taxes increased 32.7% to $49.1 million

•	Earnings per diluted share increased 12.0% to $0.84

•	Net income included tax benefits of $0.8 million compared with $4.5 million last year

•	Raising 2008 earnings per share outlook

•	Acquired Webb Research Corp. and Filtronic PLC’s Defense Electronics business

•	Recently acquired Cormon Limited
Teledyne Technologies today reported third quarter 2008 sales of $497.6 million, compared with sales of $408.9 million for the same period of 2007. Net income for the third quarter of 2008 was $30.9 million ($0.84 per diluted share), compared with net income of $27.1 million ($0.75 per diluted share) in the third quarter of 2007. The third quarter of 2008 includes income tax benefits of $0.8 million compared with income tax benefits of $4.5 million for the third quarter of 2007.
“In the third quarter of 2008, we achieved our sixth consecutive quarter of record sales, and income before taxes increased 32.7% compared with last year. In addition, we recently completed three acquisitions, each of which added specialized technology and more highly integrated products to existing Teledyne businesses,” said Robert Mehrabian, chairman, president and chief executive officer. “Teledyne performed well during the quarter despite a challenging economic environment. We continue to hold strong positions in defensible niche markets, have good visibility in many of our government businesses and possess sufficient liquidity. Nonetheless, given the potential impact of credit tightening on end customer demand, volatile commodity prices, customers’ labor strikes and anticipated pressures on government spending, we intend to manage the company cautiously. This being said, we believe we remain well positioned to continue pursuing our strategy of operational excellence combined with focused acquisitions that further enhance our capabilities in our core markets. In fact, weakness in certain markets may increase the availability of opportunistic acquisitions to strengthen our businesses.”
Review of Operations (comparisons are with the third quarter of 2007, unless noted otherwise)
In the fourth quarter of 2007, the company realigned Teledyne Energy Systems, Inc., Teledyne Turbine Engines and Teledyne Battery Products in a new segment called Energy and Power Systems. In addition, the Systems Engineering Solutions segment was renamed Engineered Systems. Previously reported segment financial data for the third quarter and first nine months of 2007 reflects the new segment presentation to provide comparability between periods.

Electronics and Communications
The Electronics and Communications segment’s third quarter 2008 sales were $330.3 million, compared with $273.8 million, an increase of 20.6%. Third quarter 2008 operating profit was $46.0 million, compared with operating profit of $37.0 million, an increase of 24.3%.
The third quarter 2008 sales improvement resulted from revenue growth in electronic instruments and defense electronics, partially offset by slighter lower sales of other commercial electronics. The revenue growth in electronic instruments was driven by organic sales growth and the acquisition of assets of Impulse Enterprise (“Impulse”) on December 31, 2007, the acquisition of Storm Products Co. (“Storm”) on December 31, 2007, the acquisition of S G Brown Limited and its wholly-owned subsidiary TSS (International) Limited (together “TSS International”) on January 31, 2008, and the acquisition of Webb Research Corp. assets (“Webb”) on July 7, 2008. Organic sales growth in electronic instruments reflected increased sales of geophysical sensors for the energy exploration market, other marine instruments and environmental instruments for air and water monitoring. The revenue growth in defense electronics was driven by organic sales growth, the acquisition of Storm on December 31, 2007, the acquisition of assets of Judson Technologies, LLC (“Judson”) on February 1, 2008, and the acquisition of the Defense Electronics business of Filtronic PLC on August 15, 2008. Lower sales of other commercial electronics primarily reflected lower sales of medical electronic manufacturing services. The increase in segment revenue in the third quarter of 2008 from acquisitions made since the end of the second quarter of 2007 was $36.5 million. Operating profit was favorably impacted by revenue from acquisitions, organic sales growth and sales mix. Operating profit also reflected higher LIFO expense of $0.3 million.
Engineered Systems
The Engineered Systems segment’s third quarter 2008 sales were $97.9 million, compared with $75.8 million, an increase of 29.2%. Third quarter 2008 operating profit was $9.9 million, compared with operating profit of $6.2 million, an increase of 59.7%.
The third quarter 2008 sales improvement primarily reflected revenue growth in certain manufacturing programs including gas centrifuge service modules for nuclear power applications, as well as defense and environmental programs. Operating profit in the third quarter of 2008 reflected the impact of higher revenue, higher margins in certain environmental programs as well as improved overhead rates. Operating profit included pension expense under SFAS No. 87 and No. 158, of $1.3 million in the third quarter of 2008, compared with $1.6 million. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (“CAS”) was $2.0 million in the third quarter of 2008 and 2007.
Aerospace Engines and Components
The Aerospace Engines and Components segment’s third quarter 2008 sales were $46.3 million, compared with $46.2 million, an increase of 0.2%. Third quarter 2008 operating profit was $1.5 million, compared with $4.1 million, a decrease of 63.4%. Operating profit for the third quarter of 2008 reflected higher manufacturing costs and higher legal fees. Operating profit for the third quarter of 2007 included a $1.7 million writedown of accounts receivable related to a customer bankruptcy.
Energy and Power Systems
The Energy and Power Systems segment’s third quarter 2008 sales were $23.1 million, compared with $13.1 million, an increase of 76.3%. Third quarter 2008 operating profit was $2.2 million, compared with $0.5 million, an increase of 340.0%.

Third quarter 2008 sales primarily reflected higher turbine engine and government power systems sales, partially offset by lower commercial hydrogen generators sales. Operating profit reflected the impact of higher sales and also reflected higher margins in the turbine engine business.
Additional Financial Information (comparisons are with the third quarter of 2007, unless noted otherwise)
Cash Flow
Cash provided by operating activities was $51.8 million for the third quarter of 2008, compared with $54.5 million. The lower cash provided by operating activities in 2008 was primarily due to higher pension contributions of $19.8 million and higher aircraft product defense and settlement payments of $6.0 million, partially offset by higher net income, the contribution from recent acquisitions and lower income tax payments of $15.2 million. Free cash flow (cash from operating activities less capital expenditures) was $41.9 million for the third quarter of 2008, compared with free cash flow of $46.2 million. At September 28, 2008, total debt was $288.3 million, which includes $284.0 million drawn on available credit lines (primarily to fund acquisitions), as well as other debt and capital lease obligations. Cash and cash equivalents were $14.8 million at September 28, 2008. The company also received $6.6 million from the exercise of employee stock options in the third quarter of 2008, compared with $0.8 million. Capital expenditures for the third quarter of 2008 were $9.9 million, compared with $8.3 million. Depreciation and amortization expense for the third quarter of 2008 was $12.6 million, compared with $9.0 million. On July 7, 2008, Teledyne Instruments, Inc., completed the acquisition of assets of Webb for $24.2 million in cash. On August 15, 2008, Teledyne Limited completed the acquisition of the Defense Electronics business of Filtronic PLC for $24.3 million in cash. In the third quarter of 2008, Teledyne Instruments acquired an additional 1.1% of ownership in Ocean Design, Inc. (“ODI”) for $1.3 million. Teledyne now owns 85.2% of ODI. On October 16, 2008, Teledyne Limited, acquired Cormon Limited and Cormon Technology Limited (together “Cormon”) for $21.0 million in cash.

	Third	Third
Free Cash Flow(a)	Quarter	Quarter
(in millions, brackets indicate use of funds)	2008	2007
Cash provided by operating activities	$51.8	$54.5
Capital expenditures for property, plant and equipment	(9.9)	(8.3)

Free cash flow	$41.9	$46.2

(a)	The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.
Pension
Pension expense was $2.4 million for the third quarter of 2008 and $3.0 million for the third quarter of 2007, in accordance with the pension accounting requirements of SFAS No. 87 and No. 158. Pension expense allocated to contracts pursuant to CAS was $2.4 million for the third quarter of 2008 and $2.5 million for the third quarter of 2007. Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.

Income Taxes
The effective tax rate for the third quarter of 2008 was 37.1% compared with 26.8%. The effective tax rate for the third quarter of 2008 reflects the reversal of $0.8 million in income tax contingency reserves which were determined to be no longer needed due to the expiration of applicable statutes of limitations. Excluding these items, the company’s effective tax rate for the third quarter of 2008 would have been 38.8%. The effective tax rate for the third quarter of 2007 reflects the impact of expected research and development income tax refunds of $4.0 million and also reflects the reversal of $0.5 million in income tax contingency reserves during the third quarter of 2007 which were determined to be no longer needed due to the completion of state tax audits and the expiration of applicable statutes of limitations. Excluding these items, the company’s effective tax rate for the third quarter of 2007 would have been 39.1%.
Stock Option Compensation Expense
For the third quarter of 2008, the company recorded a total of $1.9 million in stock option expense, of which $0.6 million was recorded as corporate expense and $1.3 million was recorded in the operating segment results. For the third quarter of 2007, the company recorded a total of $1.8 million in stock option expense, of which $0.6 million was recorded as corporate expense and $1.2 million was recorded in the operating segment results.
Other
Interest expense, net of interest income, was $2.5 million for the third quarter of 2008, compared with $3.0 million, and primarily reflected lower average interest rates, partially offset by the impact of higher outstanding debt levels. Other income and expense included lower deferred compensation expenses. Corporate expense was $7.7 million for the third quarter of 2008, compared with $7.8 million. Minority interest reflects the minority ownership interests in Ocean Design, Inc. and Teledyne Energy Systems, Inc.
Outlook
Based on its current outlook, the company’s management believes that fourth quarter 2008 earnings per diluted share will be in the range of approximately $0.74 to $0.77. The full year 2008 earnings per diluted share outlook is expected to be in the range of approximately $3.24 to $3.27, an increase from the prior outlook of $3.20 to $3.25. The company’s 2008 outlook reflects anticipated sales growth in its defense electronics and instrumentation businesses, due to organic growth and acquisitions. The company’s fourth quarter and full year 2008 earnings per diluted share outlook also reflects an anticipated increase in expenses, including intangible asset amortization, as a result of these acquisitions. In addition, the fourth quarter 2008 outlook reflects reduced demand for aerospace piston engines and parts, as well as increased interest expense. The company’s estimated effective tax rate for 2008 is expected to be 39.0%, excluding research and development income tax refunds and the reversal of income tax contingency reserves which were determined to be no longer needed due to the expiration of applicable statutes of limitations.

The full year 2008 earnings outlook includes approximately $9.6 million in pension expense under SFAS No. 87 and No. 158, or $0.2 million in net pension expense after recovery of allowable pension costs from our CAS covered government contracts. Full year 2007 earnings included $11.9 million in pension expense under SFAS No. 87 and No. 158, or $1.7 million in net pension expense after recovery of allowable pension costs from our CAS covered government contracts. The decrease in full year 2008 pension expense reflects the investment return on pension assets, as well as pension contributions made in 2007.
The company’s 2008 earnings outlook also reflects $7.8 million in stock option compensation expense. The company’s 2007 earnings included $6.8 million in stock option compensation expense.
Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, product sales, pension matters, stock option compensation expense, taxes and strategic plans. All statements made in this press release that are not historical in nature should be considered forward-looking. Actual results could differ materially from these forward-looking statements. Many factors, including changes in demand for products sold to the defense electronics, instrumentation and energy exploration and production, commercial aviation, semiconductor and communications markets, funding, continuation and award of government programs, continued liquidity of our customers (including commercial aviation customers), availability of credit to our customers and economic and political conditions, could change the anticipated results. Increasing fuel costs could negatively affect the markets of our commercial aviation businesses. In addition, financial market fluctuations affect the value of the company’s pension assets.
Global responses to terrorism and other perceived threats increase uncertainties associated with forward-looking statements about our businesses. Various responses to terrorism and perceived threats could realign government programs and affect the composition, funding or timing of our programs. Flight restrictions would negatively impact the market for general aviation aircraft piston engines and components. Changes in the leadership of the U.S. Government could result, over time, in reductions in defense spending and further changes in programs in which the company participates.
The company continues to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While the company believes its control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.
Teledyne Technologies’ growth strategy includes possible acquisitions. The company cannot provide any assurance as to when, if or on what terms any other acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses and retain customers and to achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses outside of the United States, including those arising from U.S. and foreign government policy changes or actions and exchange rate fluctuations.

Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne Technologies’ periodic filings with the Securities and Exchange Commission, including its 2007 Annual Report on Form 10-K and its first quarter and second quarter 2008 Form 10-Qs. The company assumes no duty to update forward-looking statements.
A live webcast of Teledyne Technologies’ third quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, October 23, 2008. To access the call, go to www.companyboardroom.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Thursday, October 23, 2008.

Investor Contact:	Jason VanWees
(805) 373-4542

Media Contact:	Robyn McGowan
(805) 373-4540
###

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THIRD QUARTER AND NINE MONTHS ENDED
SEPTEMBER 28, 2008 AND SEPTEMBER 30, 2007
(Unaudited — In millions, except per share amounts)

	Third	Third	Nine	Nine
	Quarter	Quarter	Months	Months
	2008	2007	2008	2007
Net sales	$497.6	$408.9	$1,428.2	$1,194.8
Costs and expenses:
Costs of sales	348.5	284.9	994.7	831.8
Selling, general and administrative expenses	97.2	84.0	278.1	242.5

Total costs and expenses	445.7	368.9	1,272.8	1,074.3

Income before other income and (expense) and taxes	51.9	40.0	155.4	120.5
Other income	(0.1)	0.9	0.4	1.4
Minority interest	(0.2)	(0.9)	(1.9)	(2.5)
Interest expense, net	(2.5)	(3.0)	(8.0)	(10.1)

Income before income taxes	49.1	37.0	145.9	109.3
Provision for income taxes (a)	18.2	9.9	54.5	37.4

Net income	$30.9	$27.1	$91.4	$71.9

Diluted earnings per common share	$0.84	$0.75	$2.50	$1.99

Weighted average diluted common shares outstanding	36.7	36.2	36.5	36.1

(a)	The first nine months of 2008 includes income tax credits of $1.3 million recorded in the first quarter of 2008 and also reflects the reversal in the third quarter of 2008 of $0.8 million in income tax contingency reserves which were determined to be no longer needed due to the expiration of applicable statutes of limitations. The first nine months of 2007 includes income tax credits of $4.0 million in the third quarter of 2007 and also reflects the reversal of $1.0 million in income tax contingency reserves which were determined to be no longer needed due to the completion of state tax audits and the expiration of applicable statutes of limitations, of which $0.5 million was included in the third quarter of 2007.

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT
FOR THE THIRD QUARTER AND NINE MONTHS ENDED
SEPTEMBER 28, 2008 AND SEPTEMBER 30, 2007 (a)
(Unaudited — In millions)

	Third	Third		Nine	Nine
	Quarter	Quarter	%	Months	Months	%
	2008	2007	Change	2008	2007	Change
Net sales:
Electronics and Communications	$330.3	$273.8	20.6%	$947.9	$788.1	20.3%
Engineered Systems	97.9	75.8	29.2%	277.1	223.4	24.0%
Aerospace Engines and Components	46.3	46.2	0.2%	140.7	138.6	1.5%
Energy and Power Systems	23.1	13.1	76.3%	62.5	44.7	39.8%

Total net sales	$497.6	$408.9	21.7%	$1,428.2	$1,194.8	19.5%

Operating profit and other segment income:
Electronics and Communications	$46.0	$37.0	24.3%	$133.3	$104.5	27.6%
Engineered Systems	9.9	6.2	59.7%	27.4	19.1	43.5%
Aerospace Engines and Components	1.5	4.1	(63.4)%	11.1	16.2	(31.5)%
Energy and Power Systems	2.2	0.5	340.0%	7.2	3.3	118.2%

Segment operating profit and other segment income	$59.6	$47.8	24.7%	$179.0	$143.1	25.1%
Corporate expense	(7.7)	(7.8)	(1.3)%	(23.6)	(22.6)	4.4%
Other income, net	(0.1)	0.9	*	0.4	1.4	(71.4)%
Minority interest	(0.2)	(0.9)	(77.8)%	(1.9)	(2.5)	(24.0)%
Interest expense, net	(2.5)	(3.0)	(16.7)%	(8.0)	(10.1)	(20.8)%

Income before income taxes	49.1	37.0	32.7%	145.9	109.3	33.5%
Provision for income taxes (b)	18.2	9.9	83.8%	54.5	37.4	45.7%

Net income	$30.9	$27.1	14.0%	$91.4	$71.9	27.1%

(a)	Effective in the fourth quarter of 2007, the turbine engine business and the battery products business which were previously reported as part of the Aerospace Engines and Components segment are now reported as part of the Energy and Power Systems segment. Previously reported information for the third quarter and first nine months of 2007 was changed to reflect the current segment structure.

(b)	The first nine months of 2008 includes income tax credits of $1.3 million recorded in the first quarter of 2008 and also reflects the reversal in the third quarter of 2008 of $0.8 million in income tax contingency reserves which were determined to be no longer needed due to the expiration of applicable statutes of limitations. The first nine months of 2007 includes income tax credits of $4.0 million in the third quarter of 2007 and also reflects the reversal of $1.0 million in income tax contingency reserves which were determined to be no longer needed due to the completion of state tax audits and the expiration of applicable statutes of limitations, of which $0.5 million was included in the third quarter of 2007.

*	percentage change not meaningful

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS AS OF
SEPTEMBER 28, 2008 AND DECEMBER 30, 2007
(Current period unaudited — In millions)

	September 28,	December 30,
	2008	2007
ASSETS
Cash and cash equivalents	$14.8	$13.4
Accounts receivable, net	293.1	241.1
Inventories, net	216.9	174.6
Deferred income taxes, net	41.7	34.5
Prepaid expenses and other assets	29.4	13.1

Total current assets	595.9	476.7

Property, plant and equipment, net	196.3	177.2
Deferred income taxes, net	31.2	56.9
Goodwill and acquired intangible assets, net	600.2	413.3
Other assets, net	35.5	35.3

Total assets	$1,459.1	$1,159.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$128.8	$105.1
Accrued liabilities	206.7	157.1
Current portion of long-term debt and capital lease	0.8	0.8

Total current liabilities	336.3	263.0

Long-term debt and capital lease obligation	287.5	142.4
Other long-term liabilities	191.8	223.8

Total liabilities	815.6	629.2
Total stockholders’ equity	643.5	530.2

Total liabilities and stockholders’ equity	$1,459.1	$1,159.4